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EXHIBIT 23.1

CONSENT OF DELOITTE & TOUCHE LLP






                          INDEPENDENT AUDITORS' CONSENT


Charter One Financial, Inc.

We consent to the incorporation by reference in Registration Statement Nos. 33-23805, 33-61273, 333-33259, 333-42823, 333-33169, 333-70007, 333-65137,
333-67431 and 333-85207 of Charter One Financial, Inc. on Forms S-8 of our report dated January 25, 2000 (which expresses an unqualified opinion and refers to the reports of other auditors on the consolidated financial statements of St. Paul Bancorp, Inc. and ALBANK Financial Corporation, each of which were merged with Charter One Financial, Inc.) appearing in this Annual Report on Form 10-K of Charter One Financial, Inc. for the year ended December 31, 1999.

/s/Deloitte & Touche LLP

Cleveland, Ohio
March 22, 2000